Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (“Agreement”) is entered into by and between Thomas C. Stortz (“RETIREE”) and LEVEL 3 COMMUNICATIONS, LLC including its direct and indirect parent, subsidiary, and affiliated entities (“COMPANY”).

In consideration of the promises contained in this Agreement, the COMPANY and RETIREE agree as follows:

1.             Retirement.  RETIREE’S retirement from the COMPANY will be effective April 1, 2011 (the “Retirement Date”) and RETIREE shall no longer be employed with COMPANY following the Retirement Date.  Effective automatically upon the Retirement Date, or such prior date(s) as RETIREE and COMPANY may agree upon, RETIREE hereby resigns all director and/or officer positions that the RETIREE holds with the COMPANY and any COMPANY affiliates.

2.             Retirement Payment and Continuing Eligibility for Other Benefits.

a.               Provided that RETIREE signs and does not revoke this Agreement, upon the expiration of the seven day revocation period explained in paragraph 17 or as soon thereafter as administratively feasible, and provided that RETIREE complies with the terms and provisions of this Agreement and in consideration of RETIREE’s years of service to the COMPANY, notice provided with respect to his retirement, and his efforts in transitioning his responsibilities, COMPANY will pay RETIREE $712,500, equal to eighteen months base salary, less any legally required withholdings and/or any applicable deductions. Such payment shall be made in a lump sum distribution as soon as administratively feasible after the Retirement Date, but in no event later than June 6, 2011, or at such time as otherwise required in accordance with Section 3 of this Agreement.

b.              RETIREE shall remain eligible for, and neither this Agreement nor RETIREE’s retirement shall affect, COMPANY’s payment of any discretionary bonus to RETIREE for calendar year 2010, if the COMPANY’s Compensation Committee shall determine to award RETIREE a bonus for 2010, as determined in its sole discretion.  In addition, if COMPANY pays a discretionary bonus to its current employee base for calendar year 2011, RETIREE will be eligible to receive twenty-five percent of RETIREE’s targeted bonus amount of $475,000, multiplied by the percentage to which COMPANY funds any such discretionary bonus for calendar year 2011, to be paid by COMPANY to EXECUTIVE on the date that COMPANY pays any such discretionary bonus to its then-current employees.  All bonus amounts shall be paid less any legally required withholdings and/or applicable deductions.

c.               RETIREE shall remain eligible for, and neither this Agreement nor RETIREE’s retirement shall affect, COMPANY’s vesting of certain Outperforming Stock Options

(“OSOs”) and Restricted Stock Units (“RSUs”) in accordance with COMPANY’s current retirement benefit program, as follows:

(i)                                     RETIREE and COMPANY are parties to one or more Outperform Stock Option Master Award Agreements (the “OSO Master Award Agreements”), which incorporates and is governed by the Level 3 Communications, Inc. Stock Plan, as amended from time to time (the “Stock Plan”).  RETIREE was granted certain OSO awards consistent with the OSO Master Award Agreements and 1,032,247 OSO awards will be unvested and outstanding as of the Retirement Date.  In accordance with COMPANY’s current retirement benefit program and the terms of the OSO Master Award Agreements, RETIREE’S 1,032,247 unvested and outstanding OSOs shall not expire on the Retirement Date and shall remain outstanding until the Settlement Date (as that term is defined in each Award Letter issued pursuant to the OSO Master Award Agreements).

(ii)                                  RETIREE and COMPANY are parties to an Amended Master Deferred Issuance Stock Agreement (“RSU Agreement”), which incorporates and is governed by the Stock Plan.   RETIREE was granted certain RSU awards consistent with the above-referenced Amended Master Deferred Issuance Stock Agreement and 773,779 will remain restricted as of the Retirement Date.  In accordance with COMPANY’s current retirement benefit program and the terms of the RSU Agreement, the restrictions on 773,779 RSUs shall lapse on the Retirement Date.

d.              Upon the Retirement Date, in consideration of this Agreement and all other benefits RETIREE shall receive in accordance with COMPANY’s current retirement benefit program, RETIREE agrees to execute a separate release with terms substantially the same as set forth in this Agreement.

Except as provided herein, RETIREE will not be entitled to any additional vesting in any of the COMPANY’S stock plans, stock option plans or other benefit plans, including the RSU Agreement and OSO Master Award Agreements, and all unvested RSU and OSO awards shall be forfeited.  COMPANY reserves the right to make, and the RETIREE hereby consents to, any amendments to the Plan, the RETIREE’S Amended Master Issuance Deferred Stock Agreement, RSU Award Letters, OSO Master Award Agreements, and Outperform Stock Option Award letters, as COMPANY deems necessary to comply with the provisions of Section 409A of the Internal Revenue Code of 1986 and the applicable rules and regulations thereunder. This Agreement is not intended to nor shall it modify the expiration date of any award of OSOs or RSUs.

3.             Tax Requirements.   Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to RETIREE, at any date as a result of the termination of RETIREE’S employment (other than any payment made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 409A-1(b)(4) (Short-Term Deferrals)) shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).  On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, they shall be paid to RETIREE, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

4.             RETIREE’S Obligation To Satisfy Loans And/Or Debts.  RETIREE agrees that it is a condition of this Agreement that he will satisfy fully any debt, loan or other financial obligation that RETIREE has with COMPANY.  COMPANY reserves the right to deduct any outstanding debt or obligations from the retirement payment.

5.             Breach Of Agreement.  RETIREE agrees that if he breaches this Agreement, COMPANY may bring an action in a court of competent jurisdiction and seek to recover damages and COMPANY’s costs and attorney’s fees.   The parties agree that the exact harm to the COMPANY by virtue of any breach of Sections 11 (Confidential Information), 12 (Non-Solicitation), and 13 (Non-Disparagement and Cooperation) of this Agreement would be impossible to calculate and that liquidated damages are appropriate.  RETIREE agrees that if he breaches or acts in a manner inconsistent with Sections 11 (Confidential Information), 12 (Non-Solicitation), and 13 (Non-Disparagement and Cooperation) of this Agreement, COMPANY may bring an action in a court of competent jurisdiction and recover as liquidated damages any amounts RETIREE has received pursuant to this Agreement, plus the COMPANY’S costs and attorney’s fees.

6.             Return of Property.  RETIREE will immediately return to the COMPANY’S Chief Executive Officer (“CEO”) any information in his custody that is (i) considered a COMPANY record; (ii) subject to a legal hold; or (iii) otherwise critical to the conduct of Level 3 business.  RETIREE represents that he has not deleted, removed or altered and will not delete or otherwise remove or alter any data or configuration from any COMPANY equipment or system that he is not authorized to remove in the ordinary course of business without prior written approval from the CEO.  Additionally, RETIREE will promptly return to COMPANY all COMPANY equipment, Confidential Information (as defined in paragraph 11), and other materials; provided, however, that following COMPANY’s imaging of RETIREE’s laptop computer on or after RETIREE’s Retirement Date and deletion of COMPANY information as deemed appropriate in COMPANY’s discretion, COMPANY will return such laptop to RETIREE for his personal use.

7.             Release Of Claims By RETIREE.  RETIREE releases and discharges COMPANY, and any COMPANY-sponsored benefit plans in which RETIREE participates, and all of their respective owners, officers, directors, trustees, shareholders, agents, employees, attorneys, insurers, predecessors, successors and assigns, past, present, and future, from any and all claims, actions, causes of action, rights, benefits, compensation, incentives, or damages, (including costs and attorneys’ fees), of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, or event, prior to the date RETIREE signs this Agreement arising out of or in any way related to RETIREE’S employment with COMPANY.  This release includes but is not limited to any claims under any federal, state, or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Americans with Disabilities Amendment Act, and the Uniformed Services Employment and Reemployment Rights Act; based upon any other law governing the workplace, based upon any workplace policy, representation, or compensation plan including the Employee Retirement Income Security Act of 1974; based upon any employment agreement, severance plan, or change in control agreement; and based upon any alleged legal restriction on COMPANY’S right to terminate its RETIREE’S employment.  This release does not include, however, any claims that cannot be released by private agreement.  RETIREE understands that RETIREE is releasing potentially unknown claims, and that RETIREE has limited knowledge with respect to some of the claims being released.  RETIREE acknowledges that there is a risk that, after signing this agreement, RETIREE may learn information that might have affected RETIREE’s decision to enter into this Agreement.  RETIREE assumes this risk and all other risks of any mistake in entering into this Agreement.  RETIREE agrees that this release is fairly and knowingly made.  The foregoing release does not waive any rights or claims with respect to any other claim that cannot be released by private agreement.  RETIREE warrants that RETIREE has no known workplace injuries other than those RETIREE has already reported as of the date of this Agreement and that RETIREE has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which RETIREE may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to RETIREE, except as provided or otherwise referenced in this Agreement.  RETIREE agrees that the retirement benefits described herein exceed any claim that RETIREE might have to any other wages, compensation, or benefits of any kind earned by RETIREE by operation of law or agreement, and that the retirement benefits therefore includes consideration for the remainder of RETIREE’s promises in this Agreement.  The foregoing release does not waive any rights or claims with respect to: (a) RETIREE’s vested interest in any RETIREE benefit plan (other than severance plans) maintained by COMPANY; (b) RETIREE’s rights under this Agreement; (c) COMPANY’s indemnity obligations to RETIREE under COMPANY’s or any of its affiliates’ (including its parent company’s) articles or certificates of incorporation or formation, bylaws, or other documents providing such indemnity obligations, respecting all claims associated with or otherwise arising from RETIREE’s actions taken within the scope of his employment as an employee, officer or director of COMPANY or any of its affiliates, including its parent company, prior to the Retirement Date, which shall include the availability of all insurance coverages that may apply to such claims; and (d) RETIREE’s rights under the worker’s compensation laws of the State of Colorado.

8.             Releases Apply To Representative Actions.  This release applies to any claims brought by any person or agency on behalf of RETIREE, or any class or representative action pursuant to which RETIREE may have any right or benefit. RETIREE covenants and agrees not to participate in any class or representative action that may include or encompass any of the released claims.  RETIREE promises not to accept any recoveries or benefits which may be obtained on her/his behalf by any other person or agency or in any class or representative action that may include or encompass any of the released claims, and RETIREE assigns any such recovery or benefit to the COMPANY or its successors and assigns.

9.             No Claims Filed or Assigned.  RETIREE warrants that RETIREE has not filed any claim against COMPANY or any of the individuals or entities released in paragraph 7, and that RETIREE will not do so at any time in the future concerning any of the claims released in this Agreement.  RETIREE covenants that RETIREE has the necessary authority to execute this Agreement, and has not assigned any interest in any claims to a third party.  COMPANY covenants that it has the necessary authority to execute this Agreement and has not assigned any interest in any claims to a third party.

10.           Parties Bound.  This Agreement is binding on and shall inure to the benefit of the parties and to those individuals and entities released in paragraph 7, as well as to all of their heirs, successors, and assigns.

11.           Confidential Information.  RETIREE acknowledges that, as a result of his employment by COMPANY, he has been exposed to confidential information that is not generally known to the public, all of which information is owned by COMPANY.  This includes information developed by RETIREE, alone or with others, or entrusted to RETIREE by customers or others.  COMPANY’S confidential information includes, without limitation, information relating to its personnel, human resources, legal issues, finances, business and strategic plans, trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers and executives.  RETIREE agrees that as long as such information is not made public by the COMPANY, RETIREE shall hold such information in strict confidence and not disclose or use it except as specifically authorized by the COMPANY and for the COMPANY’S benefit.  RETIREE further acknowledges and agrees that he continues to be bound by the COMPANY’S Intellectual Property and Confidential Information Agreement.

12.           Non-Solicitation.  In recognition of the consideration set forth in this Agreement, RETIREE agrees that beginning on the Retirement Date and for twelve (12) months thereafter, RETIREE will not: (i) directly or indirectly solicit the services of, induce away from employment with, or hire any employee of COMPANY or its affiliates during their employment with the COMPANY; (ii) solicit from any corporation, firm, or organization that is a customer of COMPANY any business, service, or product that the COMPANY provides to said customer; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the COMPANY to cease doing business with the COMPANY or interfere with the relationship between any such customer, supplier, licensee or business relation and COMPANY; or (iv) without the express written consent of the CEO or the Chief Operating Officer of the Company, which consent shall not be unreasonably withheld, directly or indirectly engage in, own, manage, be employed by, assist, loan money to, or promote business for any person or entity who or which is a competitor of COMPANY.

13.           Non-Disparagement And Cooperation. RETIREE will not directly or indirectly, publicly or privately disparage COMPANY or any of its officers, directors, methods, services, or products.  COMPANY agrees not to directly or indirectly, publicly or privately, disparage

RETIREE.  COMPANY’S obligations with respect to non-disparagement hereunder shall be applicable to COMPANY’S officers with the title of president, executive vice president, or higher.  RETIREE further agrees to reasonably cooperate with COMPANY and its representatives in all pending and future claims, litigation, and/or legal or regulatory matters involving the COMPANY and to otherwise reasonably assist the COMPANY in such matters.  COMPANY shall pay all reasonable expenses incurred by RETIREE resulting from RETIREE’s cooperation in litigation and related matters.

14.           No Admission.  This Agreement is intended to set forth the terms of RETIREE’s separation from the COMPANY and the terms and conditions surrounding this cessation of his employment with the COMPANY.  Nothing contained herein shall be construed as an admission of any wrongdoing or liability by the COMPANY.

15.           Voluntary Agreement.  RETIREE understands the final and binding effect of this Agreement and is signing it voluntarily.  RETIREE acknowledges that RETIREE has been advised to consult with an attorney and that RETIREE has had the opportunity to do so, if desired, prior to signing this Agreement.

16.           Review Period.  RETIREE has the right to consider this Agreement for a period of twenty-one (21) calendar days from his last day of employment before signing it, though RETIREE may elect to sign the Agreement prior to the expiration of that time.

17.           Effective Date and Right of Revocation.  RETIREE has the right to revoke this Agreement for a period of seven (7) calendar days following the signing of this Agreement.  To revoke this Agreement, RETIREE must notify COMPANY in writing, directed to Lon Licata, Senior Vice President, Legal, Level 3 Communications, LLC, 1025 Eldorado Blvd., Broomfield, CO  80021.  This Agreement shall become effective when this revocation period has expired.

18.           Entire Agreement.  This Agreement constitutes a single integrated contract expressing the entire agreement of the parties and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter.  There are no other agreements, written or oral, express or implied, between the parties, concerning the subject matter.  This Agreement may not be amended or modified except by written agreement signed by RETIREE and an officer of the COMPANY. If any of the provisions of the Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

19.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Colorado.

20.           No Waiver.  Failure by any party to enforce any of its rights or remedies provided to it in this Agreement shall not be deemed a waiver of those rights.

THIS IS A RELEASE - MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE READ THIS AGREEMENT CAREFULLY IN ITS ENTIRETY BEFORE SIGNING AND THAT I KNOW AND UNDERSTAND ITS CONTENTS AND VOLUNTARILY AGREE TO ALL OF ITS TERMS.

DATED this 16th day of February, 2011.

/s/ Thomas C. Stortz
Thomas C. Stortz

Level 3 Communications, LLC

/s/ James Q. Crowe
By: James Q. Crowe
Title: CEO